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                                                                    Exhibit 99.1
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                           SHILOH INDUSTRIES ANNOUNCES
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       PURCHASE AGREEMENT TO ACQUIRE GREENFIELD DIE & MANUFACTURING CORP.
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                  MANSFIELD, Ohio, Sept. 9, 1996 -- Shiloh Industries, Inc.
(Nasdaq-NNM: SHLO) today announced it has entered into an agreement to purchase substantially all of the assets of Greenfield Die & Manufacturing Corp. The transaction which is subject to governmental approval, is expected to be completed on or before Oct. 31, 1996. The acquisition will be financed with funds obtained through Shiloh's credit facilities.

                  Greenfield Die & Manufacturing Corp. is headquartered in Canton, Michigan, a suburb of Detroit. Greenfield's major businesses are stamping and tool design and build. Additionally, Greenfield provides value-added processes such as assembly, mold design and build, welding and prototyping. Greenfield exclusively serves the automotive industry.

                  "The acquisition of Greenfield is consistent with our strategic objective of increasing sales and earnings growth by geographic expansion and by concentrating on the steel-processing business," said Robert Grissinger, president and chief executive officer of Shiloh Industries. "In addition, Greenfield will enhance our value-added capabilities as well as broaden our automotive relationships. It is our intention to utilize the experience of Greenfield's management to its fullest extent. We believe this combination can capitalize on the respective strengths of both groups and position Shiloh to better serve the automotive market place. Greenfield is one of many opportunities that will help us achieve our strategic objectives over the next few years."

                  Greenfield Die & Manufacturing Corp. had sales of approximately $30 million in 1995 and employs approximately 250 associates.

                  Based in Mansfield, Ohio, Shiloh Industries is a premier supplier of high-quality steel blanks, stampings and processed steel to automotive, appliance and other industrial manufacturers. The company currently operates six facilities in Ohio, and employs approximately 1,000 people.